PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



                                                         For the Three Months Ended
                                                                   March 31,
                                                      --------------------------------
Earnings per Share                                        2003               2002
--------------------------------------------------    -------------      -------------
                                                     (amounts in thousands, except per
                                                                share data)
Net income.....................................        $    76,639        $    87,455

Less Preferred Stock dividends:
   10.00% Cumulative Preferred Stock, Series A.                  -             (1,140)
   9.20% Cumulative Preferred Stock, Series B..             (1,323)            (1,372)
   Adjustable Rate Preferred Stock, Series C...               (506)              (506)
   9.50% Cumulative Preferred Stock, Series D..               (713)              (713)
   10.00% Cumulative Preferred Stock, Series E.             (1,372)            (1,372)
   9.75% Cumulative Preferred Stock, Series F..             (1,401)            (1,401)
   8.00% Cumulative Preferred Stock, Series J..                  -             (3,000)
   8.25% Cumulative Preferred Stock, Series K..             (2,372)            (2,372)
   8.25% Cumulative Preferred Stock, Series L..             (2,372)            (2,372)
   8.75% Cumulative Preferred Stock, Series M..             (1,230)            (1,230)
   8.60% Cumulative Preferred Stock, Series Q..             (3,709)            (3,709)
   8.00% Cumulative Preferred Stock, Series R..            (10,200)           (10,200)
   7.875% Cumulative Preferred Stock, Series S.             (2,830)            (2,830)
   7.625% Cumulative Preferred Stock, Series T.             (2,900)            (2,352)
   7.625% Cumulative Preferred Stock, Series U.             (2,860)            (1,271)
   7.500% Cumulative Preferred Stock, Series V.             (3,234)                 -
                                                      -------------      -------------
      Total Preferred dividends................            (37,022)           (35,840)
                                                      -------------      -------------
                                                       $    39,617        $    51,615
                                                      =============      =============

Allocation of net income allocable to common shareholder to classes:
      Net income allocable to shareholders of the
        Equity Stock, Series A.................        $     5,375        $     5,375
      Net income allocable to shareholders of
        common stock...........................             34,242             46,240
                                                      -------------      -------------
                                                       $    39,617        $    51,615
                                                      =============      =============

Weighted average common shares outstanding:
      Basic - weighted average common shares
        outstanding............................            124,078            121,946
      Effect of dilutive stock options - based on
        treasury stock method using average
        market price...........................              1,154              2,119
                                                      -------------      -------------
      Diluted weighted average common shares
        outstanding............................            125,232            124,065
                                                      =============      =============

Basic earnings per common share................        $      0.28        $      0.38
                                                      =============      =============
Diluted earnings per common share..............        $      0.27        $      0.37
                                                      =============      =============

Note: There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share in each of the three months ending March 31, 2003 and 2002.

                                   Exhibit 11